                            SUMMARY PLAN DESCRIPTION

                                     OF THE

                                  F5 LABS, INC.

                      401(k) PROFIT SHARING PLAN AND TRUST



                          As in Effect: January 1, 1998










                                  F5 Labs, Inc.
                                  200 First Avenue West, Suite 500
                                  Seattle, WA 98119

                                  EIN:  91-1714307
                                  Plan No. 001

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SECTION I.  INTRODUCTION.

WHY DOES THE EMPLOYER HAVE A 401(k) SAVINGS PLAN?

        F5 Labs, Inc. (the "Employer") has a 401(k) Savings Plan to help you save for your retirement. The Plan was originally effective January 1, 1998.

        Please read this summary carefully. Its purpose is to explain how the Plan works, how you qualify for and ultimately receive Plan benefits, what benefits are available to you and what your rights are as a Plan participant.

        Because this is only a Plan summary, you may have questions or wish additional information. To obtain further information about the Plan, please contact any member of the Administrative Committee. The Administrative Committee members are named in Section II of this booklet.

        This summary describes the Plan as of January 1, 1998. If the language of this summary conflicts with the language of the Plan, the language of the Plan will control.

SECTION II.  PLAN ADMINISTRATION.

        1. HOW IS THE PLAN ADMINISTERED?

        The Plan is administered by the Administrative Committee (the Plan Administrator) selected by the Board of Directors of the Employer. The Administrative Committee is responsible for arranging all services necessary to operate the Plan, including accounting, legal and investment advisory services. The Administrative Committee has the power in its sole discretion to manage and operate the administration of the Plan, including interpreting the provisions of the Plan, and making required administrative decisions regarding eligibility, right to benefits and similar decisions.

        You will be advised of any changes in the names and addresses of the members of the Administrative Committee. Currently, the members are Jeffrey S. Hussey, Brian R. Dixon, and Steven Goldman. Inquiries to the Administrative Committee should be addressed to Brian R. Dixon, 200 First Avenue West, Suite 500, Seattle, WA 98119. Telephone inquiries may be made by dialing (206) 505-0800 and asking for Brian R. Dixon.

        2. WHO IS THE PLAN SPONSOR?

        The sponsor of the Plan is F5 Labs, Inc.. The Employer's employer identification number assigned by the Internal Revenue Service is 91-1714307. The Plan Number is 001.

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        3. WHAT IS THE PLAN YEAR?

        The Plan Year is the 12-month period ending December 31. All records of the Plan are maintained on this Plan Year.


SECTION III.  ELIGIBILITY.

        1. HOW DO I BECOME ELIGIBLE TO PARTICIPATE?

        To be eligible and to make tax-deferred 401(k) contributions, you must be at least age 21 and be paid on a salaried basis. Hourly-paid employees are not eligible to participate.

        You will become eligible for Employer Matching Contributions beginning the first day of the month following completion of six (6) months of service.

        You will become eligible for Employer Discretionary Contributions beginning in the calendar year following the year in which you complete six (6) months of service. To share in Employer Discretionary Contributions, you generally must also be employed as of the last day of the Plan Year. See Section IV for further information.

        2. WHEN AM I ENROLLED IN THE PLAN?

        If you are en eligible employee on January 1, 1998, you will be immediately enrolled as a Participant in the Plan on that date. Otherwise, you will be enrolled as a Participant in the Plan on the first day of the month which coincides with or follows your date of hire, or if later, your attainment of age 21.

        3. IF I TERMINATE EMPLOYMENT AND AM REHIRED, DO I HAVE TO SATISFY THE ELIGIBILITY REQUIREMENTS AGAIN?

        If you terminate employment with the Employer after having been a Plan Participant, you will become a Participant again on the first day of the month coinciding with or following your rehire date as a salaried employee. There is an exception to this rule. If at the time you terminate employment you are entitled to no amount of your Employer Discretionary Contribution Account or Employer Matching Contribution Account (your vested percentage under Section VII is zero), then upon rehire you must complete the eligibility requirements for Employer discretionary contributions and Employer discretionary matching contributions again if the number of your consecutive one-year breaks in service is five years or more. A one-year break in service is a Plan Year in which you are credited with less than 501 Hours of Service. You may avoid a one-year break in service if you are absent from work because of pregnancy, birth of a child, placement of a child for adoption or caring for a child immediately after birth or

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placement. You must provide the Administrative Committee with proof that the absence was for one of these reasons.

SECTION IV.  EMPLOYER CONTRIBUTIONS.

        1. WHAT DOES THE EMPLOYER CONTRIBUTE?

        The Employer currently does not intend to make any contributions to the Plan. However, the Plan provides for two types of Employer contributions which the Board of Directors may, in its discretion, determine to make to the Plan. You will be notified if the Employer intends to make contributions. The two types of contributions are Employer Matching Contributions and Employer Discretionary Contributions. To share in Employer Matching Contributions you must contribute. To share in Employer Discretionary Contributions you are not required to contribute.

        2. WHAT MUST I DO TO SHARE IN THE EMPLOYER DISCRETIONARY CONTRIBUTION?

        If you have met the eligibility requirements outlined in Section III and you are employed on the last day of the Plan Year (December 31), you are an "Active Participant" and you are entitled to share in the Employer Discretionary Contribution for that Plan Year. In the Plan Year you die, retire, or are permanently disabled, you will not be required to be employed on the last day of the Plan Year to share in the Employer Discretionary Contribution. Employer Discretionary Contributions will be allocated to your Employer Discretionary Contribution Account in the trust fund.

        If Employer Discretionary Contributions are made, the Employer will contribute the same percentage of compensation for all participants based on the compensation they receive while they are participants.

        3. HOW ARE EMPLOYER MATCHING CONTRIBUTIONS MADE TO THE PLAN?

        Each year the Board of Directors will determine if F5 Labs, Inc. will make an Employer Matching Contribution. If an Employer Matching Contribution is made, the Board of Directors will also determine the maximum amount of the Matching Contribution. You will be notified of the amount of the maximum Employer Matching Contribution at the beginning of the year.

        The total of your 401(k) contributions, the Employer Matching Contributions, Forfeitures, and any Employer Discretionary Contributions allocated to your accounts for any Plan Year cannot exceed 25% of your compensation or $30,000, if less. You will be notified if your contributions exceed these limits. In addition, if you are a highly compensated employee, the Administrative Committee may be required by law to reduce your Employer Matching Contributions if the IRS limits on those contributions for highly compensated employees are exceeded. The Administrative Committee will notify you if this occurs.

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SECTION V.  EMPLOYEE CONTRIBUTIONS.

        1. WHAT ARE TAX-DEFERRED CONTRIBUTIONS?

        Tax-deferred 401(k) contributions are contributions you make by electing to have a percentage of your compensation withheld from your pay and paid directly to the Plan trust fund. These contributions reduce your current compensation. Tax-deferred contributions are withheld before federal income taxes are taken from your compensation. No federal income taxes on these contributions are due until they are distributed to you from the Plan. Your 401(k) tax-deferred contributions are subject to Social Security tax in the year you make the contributions.

         Your 401(k) tax-deferred contributions are deposited to your 401(k) Tax-Deferred Contribution account in the plan trust fund.

             a. How Much Can I Contribute Through 401(k) Tax-Deferred
                Contributions?

         You may elect to contribute up to the percentage of compensation established by the Administrative Committee, but not more than the dollar limit set by law. For 1998, the dollar limit set by law is $10,000. These limits may be adjusted annually. Additionally, it may be necessary to reduce these contribution levels to comply with other applicable law. If this affects you, you will be notified by the Administrative Committee.

         When you become a Plan participant, the Administrative Committee will provide you with the instructions and any forms necessary to elect to make tax-deferred contributions.

             b. Can I Change the Amount I Contribute Through Tax-Deferred
                Contributions?

         You may increase or decrease your 401(k) tax-deferred contributions as of January 1 or July 1. For initial enrollments, a participant may enroll as of the first day of the month following completion of the eligibility requirements. An employee who does not elect to make 401(k) tax-deferred contributions when first eligible may elect to begin making these contributions as of any January 1 or July 1.

         Your initial election and any change in your election must be received by the Administrative Committee before the day on which it becomes effective. You may revoke your election as to future 401(k) contributions as of the first day of any subsequent pay period as long as the Administrative Committee receives your revocation before its effective date. If you revoke your election, you may not elect to begin 401(k) contributions again until the next January 1 or July 1 after your 401(k) contributions stop, provided you sign a new agreement or provide instructions in another manner as provided by the Administrative Committee before deferrals begin.

         If you terminate employment and are rehired, you may elect to begin making 401(k) tax-

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deferred contributions again on the first of the month which follows your date of rehire and thereafter on any January 1 or July 1.

         You may not elect to contribute more than $10,000 in 1999, and whatever adjusted amount is permitted by law in each future calendar year. In addition to this 401(k) contribution limit, strict limits are imposed by the Internal Revenue Code on the amount of 401(k) contributions that may be made by highly compensated employees. To meet these limits, the Administrative Committee may be required to reduce the amount contributed by any highly compensated employee or to repay any excess 401(k) contributions and earnings to a highly compensated employee. If the Administrative Committee is required to repay any amount contributed by a highly compensated employee, it will direct the Employer to pay that amount from the Plan plus earnings on that amount in cash to the employee.

        Your 401(k) tax-deferred contributions are 100% vested and nonforfeitable at all times.

        2. MAY I MAKE ROLLOVER CONTRIBUTIONS TO THE PLAN?

        You may roll over a distribution from another qualified pension or profit sharing plan to this Plan if certain conditions are met. You may roll over an IRA account to this Plan if the IRA account holds only a distribution from another qualified plan, and you have made no contributions to that IRA. An ordinary IRA to which you contribute cannot be rolled over to this Plan. You should consult a member of the Administrative Committee as to the conditions and procedures for making a rollover contribution. The amount of any rollover contribution will be invested along with the other assets of the Plan, but will be held for you in a special rollover account and will be at all times 100% vested (nonforfeitable).

        3. MAY I CONTRIBUTE TO AN IRA AND TO THE PLAN TOO?

        As described in this section, you may be able to use both an individual retirement account (an "IRA") and the Plan in saving for your retirement. However, there are differences to consider. The $2,000 maximum that limits the amount of your annual IRA contribution does NOT apply to your pre-tax contributions under the Plan. Instead, your pre-tax contributions are limited to a percentage of your annual compensation determined by the Administrative Committee or, if less, the indexed annual IRS maximum amount, which is $10,000 for 1998.

        As with an IRA, when you make pre-tax contributions to the Plan, you pay no current federal income taxes on the contributions or on investment earnings. But the Plan currently has an advantage over an IRA, I.E., if funds are paid from the Plan after you retire or die, special tax benefits may be available. IRA payments are always taxed at ordinary income rates (along with other taxable income you receive in the same year).

        The following describes the IRA rules in effect beginning in 1998. For more information on the tax rules regarding IRAs, please refer to Internal Revenue Service Publication 590, "Individual Retirement Arrangements". IRS Publication 590 is available free, by calling

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1-800-TAX-FORM (1-800-823-3676).

         As described in further detail below, your ability to make contributions in the same tax year both to the Plan and to a tax-deductible IRA depends on your income. Even if your income is above the allowable amount for your own tax-deductible IRA contribution, your spouse may be able to make a tax-deductible contribution to an IRA if he or she does not participate in an employer-sponsored retirement plan. You may also be able to make a non-deductible contribution to a "Roth IRA," in which the earnings are permanently free from federal income tax if certain conditions are met.

         TAX-DEDUCTIBLE IRA CONTRIBUTIONS. Your ability to make a tax-deductible IRA contribution and the allowable amount of that contribution depend upon your income and your tax filing status.

         - If your adjusted gross income (AGI) is BELOW a certain dollar amount "threshold" (for 1998, $50,000 if married filing jointly; $30,000 if single), you will be able to make the maximum annual tax-deductible IRA contribution.

         - If your AGI is ABOVE a certain dollar amount "ceiling" (for 1998, $60,000 if married filing jointly; $40,000 if single), you will not be able to make any tax-deductible IRA contribution.

         - If your AGI is BETWEEN the dollar amount threshold and ceiling, you will be able to make a tax-deductible IRA contribution, but your contribution will be limited to a pro rata portion of the maximum annual contribution amount.

         EXAMPLE: Jill is single and has an AGI of $35,000 in 1998. Because $35,000 is between the $30,000 income threshold and the $40,000 income ceiling for single taxpayers, Jill is entitled to make a tax-deductible IRA contribution equal to a pro rata portion of the maximum contribution amount. For 1998, the maximum tax-deductible contribution amount for an individual is $2,000. Based on Jill's AGI, she is eligible to make up to one-half of the maximum tax-deductible contribution, or $1,000.

         The income thresholds and ceilings are scheduled to increase gradually over the next several years. By 2005, the income threshold for single taxpayers will be $50,000, and the ceiling will be $60,000. By 2007, the income threshold for married taxpayers filing jointly will be $80,000, and the ceiling will be $100,000.

         TAX-DEDUCTIBLE IRA CONTRIBUTIONS FOR SPOUSES WHO DO NOT PARTICIPATE IN AN EMPLOYER-SPONSORED RETIREMENT PLAN. If: (1) you are married; (2) your spouse does not participate in an employer-sponsored retirement plan; and (3) your AGI is below $150,000; your spouse will be able to make the maximum tax-deductible IRA contribution for an individual (currently $2,000). Assuming the same facts as above, except that your AGI is between

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$150,000 and $160,000, your spouse will be able to make a tax-deductible contribution equal to a pro rata portion of the $2,000. If your AGI is over $160,000, your spouse will not be able to make a tax-deductible IRA contribution.

         ROTH IRAS. For tax years beginning after 1997, a new type of IRA called a "Roth IRA" is available. While contributions to a Roth IRA are not tax-deductible (regardless of your income), the earnings on your contributions are permanently free from federal income tax if certain conditions are met.

         You may make a contribution to a Roth IRA if your income falls within certain limits:

         - If you are single, you may make the maximum annual contribution to a Roth IRA if your adjusted gross income (AGI) is less than $95,000. The maximum contribution amount is phased-out if your AGI is between $95,000 and $110,000. You may not make any contribution if your AGI is above $110,000.

         - If you are married filing jointly, you and your spouse may make the maximum annual contribution to a Roth IRA if your AGI is less than $150,000. The maximum contribution amount is phased-out if your AGI is between $150,000 and $160,000. You may not make any contribution if your AGI is above $160,000.

         In the event of a "qualified distribution" from a Roth IRA, the entire amount of the distribution is exempt from federal income tax, including the portion attributable to investment earnings on which you have never paid any taxes. To be considered a "qualified distribution," the distribution may not be made before the end of the five tax year period beginning with the first tax year in which a contribution was made. Additionally, the distribution must be:

         (1)      made on or after the date on which you attain age 59 1/2;

         (2)      made to your beneficiary (or to your estate) after your death;

         (3)      attributable to your qualifying disability; or

         (4) used for a qualified first-time home purchase (up to a lifetime maximum aggregate amount of $10,000).

         Your combined contributions to all IRAs (tax-deductible, Roth, and other non-tax-deductible IRAs) may not exceed the annual IRA $2,000 contribution maximum. Unlike other kinds of IRAs, contributions to Roth IRAs may be made after the age of 70 1/2 and are not subject to the mandatory age 70 1/2 distribution rules.

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SECTION VI.  WITHDRAWAL OF CONTRIBUTIONS.

         1.       MAY I WITHDRAW THE EMPLOYER'S CONTRIBUTIONS TO THE PLAN?

         You do not have the right to withdraw the Employer Discretionary Contributions or Employer Matching Contributions to the Plan on your behalf. The Employer's contributions and the earnings thereon will only be distributed to you or your beneficiary in the event of your death, disability, termination of employment or retirement. You may, however, elect to receive your Plan benefits after age 65 even if you are still working. (See Section X, Distribution of Benefits).

         2. MAY I WITHDRAW MY 401(k) TAX-DEFERRED CONTRIBUTIONS TO THE PLAN?

         Amounts in your 401(k) Tax-Deferred Contribution Account under the Plan may not be distributed to you earlier than your retirement, death, disability, termination of employment, attainment of age 59 1/2, or hardship.

         The Administrative Committee has established a program for hardship withdrawals and the method for determining whether a participant is entitled to a distribution by reason of hardship. A hardship exists if a Participant has an immediate and heavy financial need, and no other financial resources to meet that need. Hardship is limited to:

               a. Uninsured medical expenses (described in Internal Revenue Code
Section 213(d)) that have already been incurred by the Participant, or the Participant's dependents, or expenses that have not already been incurred, but which must be prepaid in order to allow those persons to obtain medical treatment;

               b. Purchase of a principal residence of the Participant (excluding mortgage or loan payments);

               c. Tuition, room and board, and related educational fees of post-secondary education for the next twelve months for the Participant, spouse, children or dependents, including graduate school and any approved trade or technical school;

               d. Payment to prevent eviction of the Participant from his principal residence, or foreclosure on the mortgage of the Participant's principal residence.

         Hardship withdrawals made prior to your attainment of age 59 1/2 will be subject to a 10% penalty tax unless the hardship withdrawal is applied to pay deductible medical expenses. In addition, a hardship withdrawal may not include income earned on your 401(k) contributions. A hardship withdrawal may include the amount necessary to pay taxes and penalties on the hardship distribution.


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

SECTION VII.  INVESTMENTS.

         1.       HOW ARE CONTRIBUTIONS INVESTED?

         The Employer Discretionary Contributions, Employer Matching Contributions, and Tax-Deferred Contributions are placed in the Plan trust fund. Brian R. Dixon is currently the Plan Trustee.

         What you will ultimately receive under the Plan depends in great part upon the investment performance of the assets of the trust. While the Employer believes the assets will appreciate in value, there are no guarantees in this regard.

         You determine how your contributions are to be invested. You have the choice of establishing an individual brokerage account with a brokerage firm selected by the Administrative Committee or selecting from among mutual funds offered by the Plan. Employer contributions will be invested in the same manner in which you direct the investment of your contributions.

         2.       HOW DO I SHARE IN THE RETURN ON INVESTMENTS?

         Since you direct the investment of your contributions (and Employer contributions), the ultimate return which you receive will be dependent upon how you manage your accounts. Mutual funds are valued daily and the values are reported in the financial pages of publications such as the WALL STREET JOURNAL.

         3.       YOUR EXERCISE OF CONTROL OVER YOUR ACCOUNT.

         Under the terms of the Plan, you are entitled to give investment instructions to the Administrative Committee who is obligated to comply with these instructions concerning the investment of your plan assets. On request, you are entitled to written confirmation regarding the carrying out of these instructions. You may change your instructions during the time periods established by the Committee by providing written notice or using other means as designated by the Committee. Currently, these changes may be made on a quarterly basis.

         Upon request to the Administrative Committee, you may receive additional information including the following which will be based on the latest information available:

            - A description of the annual operating expenses of each of the investment alternatives offered under the Plan (I.E., investment management fees, trustees fees, administrative fees and transaction costs) which are charged to your account expressed as a percentage of average net assets.

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            -     Copies of any prospectuses, financial statements and
                  reports or other materials relating to the investment alternatives available under the Plan to the extent provided the Plan Administrator.

            - A list of the assets comprised in the portfolio of each fund, the value of each asset and the percentage of the overall fund which it represents. With respect to an asset which is a fixed rate investment contract, the name of the bank or insurance company issuing the contract, the term of the contract and the rate of return under the contract.

            - Current information about the value of the shares or units in mutual funds offered under the Plan together with current investment performance information determined net of expenses.

            - Information concerning the value of shares or units in your account.

         This Plan is intended to constitute a Plan described in Section 404(c) of the Employee Retirement Income Security Act and Title 29 of the Code of Federal Regulations Section 2550.404(c)-1. It is intended that the fiduciaries of the Plan (I.E., the Trustee, Employer and Administrative Committee) will be relieved of liability for any loss occurring as the direct and necessary result of your investment instructions.

SECTION VIII.  VESTING.

         1.       WHEN ARE MY BENEFITS VESTED?

         You are not immediately entitled to the Employer contributions credited to your Employer Discretionary Contribution and Employer Matching Contribution Accounts under the Plan. Your vested and nonforfeitable right to the amount in your Employer Discretionary Contribution and Employer Matching Contribution Accounts is determined by your Years of Service. Years of Service are Plan years in which you are credited with at least 1,000 Hours of Service, including Years of Service performed for the Employer before the inception of the Plan.

         You complete a Year of Service for vesting purposes when you complete 1,000 Hours of Service during the Plan Year. You receive credit for one Hour of Service for each hour you are paid by the Employer for work you perform. You also receive credit for one Hour of Service for time you are paid by the Employer for reasons other than work (such as vacation, illness or disability) up to a maximum of 501 hours for any continuous period. If you are a salaried

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employee and you work one or more hours during a calendar month, you will receive credit for 190 Hours of Service for that month.

         All of your Years of Service with F5 Labs, including those performed before the Plan began on January 1, 1998, are counted for vesting purposes under the Plan.

         If you terminate employment before the end of the Plan Year, and are credited with 1,000 Hours of Service for that Plan Year, you will receive credit for that Plan Year for vesting purposes.

         After you have completed four (4) Years of Service, all of your Employer Discretionary Contribution and Employer Matching Contribution Accounts will be 100% vested. Here is how the vesting schedule works:

                                                          PERCENTAGE
                                                          NONFORFEITABLE
         YEARS OF SERVICE                                  (VESTED)

Completion of 1 Year of Service                                0%
Completion of 2 Years of Service                              50%
Completion of 3 Years of Service                              75%
Completion of 4 Years of Service                             100%

         The amount, if any, in your 401(k) Tax-Deferred Contribution Account is always 100% vested and nonforfeitable.

         The amount in your Employer Discretionary Contribution and Employer Matching Contribution Accounts will become 100% vested and nonforfeitable regardless of the above vesting schedule if you die, become permanently and totally disabled, or reach the Plan's normal retirement age (age 65). In addition, in the event that the Plan should be terminated by the Employer, your accounts would become 100% vested and nonforfeitable.

         EXAMPLE. Joe has been a Participant has three (3) Years of Service for vesting purposes. His Employer Discretionary Contribution and Employer Matching Contribution Account balances under the Plan have a combined value of $4,000. If Joe terminates employment, he will receive 75% of this amount, or $3,000. Joe will also receive the balance of his 401(k) Tax-Deferred Contribution Account.

         2.      WHAT HAPPENS TO AMOUNTS THAT ARE FORFEITED BY THE PARTICIPANTS?

         On each Anniversary Date, December 31, nonvested amounts in the Employer Contribution and Employer Matching Contribution Accounts of terminated employees are forfeited. There are two circumstances that result in a forfeiture of benefits.

                                                                  Page 87 of 97
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                  (1) FIVE YEAR BREAK IN SERVICE. If you terminate employment before completing two (2) Years of Service and your vested 401(k) Tax-Deferred Contribution Account is more than $5,000, and you elect NOT to receive a distribution of your vested benefits, you will not forfeit your Employer Discretionary and Employer Matching Contribution Accounts, which will be 0% vested, until you incur a five (5) consecutive one-year break in service. A one-year break in service occurs each Plan Year in which you complete less than 501 Hours of Service.

                  (2) CASH-OUT OF BENEFITS. If you terminate employment and your vested benefits are LESS than $5,000, you will receive a distribution of your vested benefits in a single lump sum payment as soon as administratively feasible. If you have less than two (2) Years of Service for vesting purposes when you terminate, and your 401(k) Tax-Deferred Contribution Account is less than $5,000, you will receive such account and forfeit the nonvested benefits in your Employer Discretionary Contribution and Employer Matching Contribution Accounts on the December 31 coinciding with or following your date of termination. If you are rehired before incurring five consecutive Breaks in Service, your nonvested forfeited benefits will be reinstated.

         Forfeited amounts do not go back to the Employer. Rather, amounts forfeited on December 31 are used first to reinstate any previously forfeited amounts that are required to be reinstated in rehired Participants' Plan accounts, and then to make Employer contributions for the Plan Year.

         3.       WHAT HAPPENS IF I AM REHIRED?

         If you are rehired AFTER you have five consecutive one-year breaks in service, your nonvested benefits will be permanently forfeited. If you are rehired BEFORE you incur five consecutive one-year breaks in service, and you received your vested benefits when you terminated employment, the nonvested amount in your Employer Contribution Accounts which you previously forfeited will be reinstated.

         EXAMPLE. On December 31, 1998, Marilyn has been a Participant in the Plan for one (1) year and has one (1) Year of Service for vesting purposes. Her Employer Discretionary Contribution Account and Employer Matching Contribution Account balances under the Plan are $1,000. Her 401(k) Tax-Deferred Contribution Account balance is $3,000. If Marilyn terminates employment on December 31, 1998, she will receive her $3,000 in her 401(k) Tax-Deferred Contribution Account. However, in accordance with the Plan's vesting schedule, she will not receive her Employer Discretionary and Employer Matching Contribution Accounts, because she is 0% vested in these accounts. The Employer Contribution Accounts will be forfeited on December 31, 1998. If Marilyn is rehired before she has five consecutive one-year breaks in service, the $1,000 she forfeited will be reinstated.

         Whether or not you have forfeited any balance in your Employer Discretionary and Employer Matching Contribution Accounts, your prior Years of Service credited for vesting

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purposes will be reinstated when you complete a Year of Service. THERE IS AN
EXCEPTION TO THIS RULE. If at the time you terminate employment you are entitled to no amount of your Employer Discretionary Contribution Account and Employer Matching Contribution Account (your vested percentage is zero), you will lose credit for your past service if you had at least five (5) consecutive one-year breaks in service, and your consecutive one-year breaks in service are at least equal to your Years of Service prior to the break.

         EXAMPLE. Assume you leave the employ of the Employer after completing one (1) Year of Service and you are 0% vested in your Employer Discretionary and Employer Matching Contribution Accounts. If you are rehired seven (7) years later, you will lose your prior service credit because none of your benefits were vested (I.E., you were 0% vested when you quit), you have incurred more than five consecutive one-year breaks in service, and your number of consecutive one-year breaks in service, which is seven (7), is greater than your Years of Service before you terminated, which is one (1).

SECTION IX.  BENEFICIARY DESIGNATION.

HOW DO I DESIGNATE A BENEFICIARY TO RECEIVE MY BENEFITS IN THE EVENT OF MY
DEATH?

         You may designate a beneficiary or beneficiaries, who are persons who will receive any benefits payable at your death. If you are married and you do not designate a beneficiary, the benefits will be payable to your spouse. If you are married, and your designated beneficiary is to be someone other than your spouse, your spouse must consent to the designation. Your spouse's consent must be on a form provided by the Administrative Committee and must be witnessed by a notary public or a member of the Administrative Committee. The beneficiary may be changed at any time by written designation filed with the Administrative Committee. If you don't name a beneficiary or if the beneficiary you name is not alive, the amount in your accounts will be paid to your surviving spouse, or if none, as provided in the Plan. Your beneficiary may be changed at any time by written designation filed with the Administrative Committee.

SECTION X.  DISTRIBUTION OF BENEFITS.

         1.       WHEN DO I RECEIVE RETIREMENT BENEFITS?

         Normally, you will receive your vested Plan benefits upon your retirement when you reach age 65 (the Plan's normal retirement age). You may receive your benefits earlier if you are permanently disabled, die, or terminate employment.

         If you retire on or after age 65, payment of your benefit will be made as described in Section XI. If you do not wish to receive your vested Plan benefits and their value exceeds $5,000, the Plan permits you to elect to defer the payment of your Plan benefits to a date later than your retirement date. You will be provided forms on which to make this election and, prior to receiving your benefits, you may change your election at any time. You must begin receiving your retirement benefits no later than April 1 of the taxable year following the year in which you

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reach age 70 1/2.

         If you work past age 65, you may elect to receive your Plan benefits. You will continue to share in any Employer Discretionary Contributions and Employer Matching Contributions and may continue to elect 401(k) tax-deferred contributions.

         2.       WHAT HAPPENS IF I DIE?

         If you die, any amounts in your account(s) will be paid to your beneficiary.

         3.       WHAT HAPPENS IF I TERMINATE EMPLOYMENT?

         If you terminate employment prior to normal retirement and your vested benefit is $5,000 or less, you will receive that amount in a single payment. You will receive that distribution within a reasonable time after the end of the Plan Year in which you terminate employment. If your vested Plan benefit is more than $5,000, you will receive that amount when you reach age 65, unless you elect to receive your vested benefit when you terminate employment or on any later date. You must begin receiving your vested Plan benefits upon the later of your termination of employment or the April 1 of the tax year following the year in which you attain age 70 1/2.

         If you terminate employment prior to age 55, the distribution will be subject to a 10% income tax penalty on early withdrawals unless you are permanently disabled or unless your distribution is rolled over or transferred to an IRA or another qualified pension or profit sharing plan. If you terminate employment after age 55 and elect to receive a distribution of your benefits after age 55, the distribution will not be subject to the 10% tax penalty.

         4.       WHAT HAPPENS IF I AM DISABLED?

         In the event of mental or physical disability, which renders you incapable of performing the ordinary duties of your job, you may receive your benefits under the Plan regardless of age. Payment will begin as soon as possible after the Administrative Committee determines you are disabled and you elect to receive payment.

         5.       WHAT HAPPENS IF I DIVORCE?

         Benefits provided under this Plan are for you and your beneficiary. Your benefits cannot be assigned to someone else in order to settle a debt. However, the Plan will pay amounts to a former spouse or to a child as ordered by a court pursuant to the terms of a Qualified Domestic Relations Order. If the Administrative Committee receives an Order that relates to you, they will notify you immediately.

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SECTION XI.  FORM OF DISTRIBUTION.

IN WHAT FORM WILL MY BENEFITS BE PAID?

         When you retire, terminate employment, or become permanently disabled, you will receive the vested amount in your account in a single lump sum payment.

         If you die BEFORE your benefits begin, your beneficiary will receive the vested amount in your accounts in a single lump sum payment. Payment must be made within one year after the date of your death if your beneficiary is not your spouse. If your beneficiary is your spouse, your spouse may elect to defer payments until a date no later than the date you would have attained age 70 1/2.

SECTION XII.  TOP-HEAVY PROVISIONS.

         1.       WHAT IS A TOP-HEAVY PLAN?

         The Plan will be top-heavy if more than 60% of the account balances under the Plan belong to key employees. Key employees of the Employer are certain highly compensated officers and certain owners of the Employer.

         2.       WHAT HAPPENS IF THE PLAN IS TOP-HEAVY?

         The Plan is not currently top-heavy. If the Plan becomes top-heavy, the Employer may be required to make a contribution on your behalf equal to a minimum of 3% of your compensation during the Plan Year even if you do not complete 1,000 Hours of Service in the Plan Year. The Administrative Committee will advise you if the Plan becomes top-heavy.

SECTION XIII.  TERMINATION OF THE PLAN.

WHAT HAPPENS IF THE PLAN TERMINATES?

         The Employer expects to continue the Plan indefinitely but reserves the right to terminate it or to amend it. If the Plan is terminated, you will become 100% vested in your Employer Discretionary Contribution Account and Employer Matching Contribution Account. All of the assets of the Plan will be used to pay benefits to participants. No part of the assets will be returned to the Employer.

SECTION XIV.  RIGHTS OF PARTICIPANTS.

         1.       TO WHOM SHOULD LEGAL NOTICES BE ADDRESSED?

         Legal notices should be directed to Brian R. Dixon, whose address is printed on the front

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of this booklet. However, service of legal process may also be made upon any
Plan Trustee or any member of the Administrative Committee.

         2.       IF I BELIEVE I AM ENTITLED TO PLAN BENEFITS, WHAT SHOULD I DO?

         If you are entitled to benefits under the Plan, you need not make a claim to the Administrative Committee in order to receive your benefits. However, if you disagree with the information or computations in connection with any of your benefits, you may make claim to the Administrative Committee. This claim should be in the form of a letter stating why you disagree and should include all facts and information you want the Administrative Committee to consider. You will be advised of the acceptance or rejection of your claim within 90 days after your claim is received, unless special circumstances require an extension of time for processing the claim. If the Administrative Committee requires an extension, written notice of the extension will be furnished to you prior to the end of the initial 90-day period. The extension will not exceed an additional period of 90 days. The extension notice from the Administrative Committee will state the special circumstances requiring the extension of time and the date by which the Administrative Committee expects to make a final decision.

         In the event your claim is denied, it must be denied in writing and the denial must state in detail the specific reasons for the denial, the specific Plan provisions upon which the denial is based, any additional material or information which you may provide which would entitle you to the benefits you claim, and an explanation of why such material or information is necessary. The notice of denial must also explain the steps to be taken if you or your beneficiary wish to submit a claim for review. If notice of denial of your initial claim is not furnished within the time period allowed above, your claim will be deemed denied and you may proceed to request a review of your denied claim. If you choose to submit a claim for review by the Administrative Committee, then within 60 days after the date your claim is denied, you or your authorized representative must make a written request to the Administrative Committee for review. Your request for review of your denied claim should include a statement of the reasons your claim should be allowed. You or your representative may examine any documents the Administrative Committee has in its files and will use in reaching a decision, and you may also submit additional written comments to the Administrative Committee which support your claim.

         The Administrative Committee will advise you of its decision in writing within 60 days following receipt of your request for review, unless special circumstances require an extension of time for processing. If an extension is necessary, a decision will be made as soon as possible, but not later than 120 days after the Administrative Committee receives your request for review. If an extension of time for review is required because of special circumstances, written notice of the extension and the Administrative Committee's reasons for needing more time will be furnished to you prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, as well as specific references to the plan provisions upon which the decision is based. The Administrative Committee has the absolute discretion to decide all issues of fact and/or law. The decision of the Administrative Committee will be final


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and will be subject to no further appeal or review. Any decision of the
Administrative Committee that is not an abuse of discretion must be upheld by a court of law.

         3.       ARE MY BENEFITS INSURED BY THE FEDERAL GOVERNMENT?

         Because this is a defined contribution profit sharing plan, your benefits are not insured by the Pension Benefit Guaranty Corporation (PBGC), an agency of the federal government. The PBGC does not require or provide insurance for the Plan.

         4.       WHAT ARE MY RIGHTS UNDER ERISA?

         This statement of ERISA rights is required by federal law and regulation. As a participant in the Employer's Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

                  1. Examine, without charge, at the Employer's office and at other locations, such as worksites, all Plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.

                  2. Obtain copies of all Plan documents and other Plan information upon written request to the Committee. The Committee may make a reasonable charge for the copies.

                  3. Receive a summary of the Plan's annual financial report. The Committee is required by law to furnish each participant with a copy of this summary financial report.

                  4. Obtain a statement of your total plan benefits (your account balance) and your vested plan benefits, if any, or if you have no vested benefits, a statement of how many more years you will have to work to have a vested right to plan benefits. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court

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may require the Committee to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your plan, you should contact the Committee. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

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